May 4, 2016

Helius Medical Technologies, Inc.
Suite 400, 41 University Drive
Newtown, Pennsylvania 18940

Re:        Helius Medical Technologies, Inc.- Registration Statement on Form S-1

Ladies and Gentlemen:

           We have acted as special legal counsel in the State of Wyoming (the “State”) to Helius Medical Technologies, Inc., a Wyoming corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), dated the date hereof and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (i) the sale of 10,149,115 shares of the Company’s Class A common stock, no par value (the “Common Stock”) by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”, and such shares of Common Stock, the “Selling Stockholder Shares”); (ii) 5,074,560 warrants to purchase shares of the Company’s Common Stock (the “Warrants”), and (iii) 5,074,560 shares of the Company’s Common Stock, issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Selling Stockholder Shares, the “Shares”).

           As the basis for the opinions hereinafter expressed, we have reviewed such statutes, including the Wyoming Business Corporation Act, records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Bylaws of the Company in effect as of the date hereof, and the Articles of Incorporation of the Company, as originally filed with the Secretary of State of the State on June 2, 2014, as amended.

           For purposes of this opinion, we have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; and (vi) the accuracy, completeness and authenticity of certificates of public officials.

           Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

Helius Medical Technologies, Inc. May 4, 2016 Page 2

           1. The Selling Stockholder Shares are validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

           2. The Warrants were duly and validly issued and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

           3. Upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment to the Company of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

This opinion is limited to matters governed by the laws of the State and we do not express any opinion as to the effect of or compliance with any State “blue sky” laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP